Exhibit 99.3

CONSENT OF JASON CHIA-LUN WANG

Unitrend entertainment group limited (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: January 22, 2026

By:	/s/ Jason Chia-Lun Wang
Jason Chia-Lun Wang